Exhibit (h)(3)(ii)

AMENDMENT

TO

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of the 21st day of August, 2014, by and between TOUCHSTONE ADVISORS, INC. (the “Administrator”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”). This Amendment is effective as of August 21, 2014 (the “Effective Date”).

BACKGROUND:

A.                                    BNY Mellon and the Administrator entered into a Sub-Administration and Accounting Services Agreement dated as of November 5, 2011, as amended to date (the “Agreement”) relating to BNY Mellon’s provision of services on behalf of each registered investment company (each, a “Fund”) and its respective portfolios (each a “Portfolio”) listed on Exhibit A thereto, as amended from time to time.

B.                                    The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.                                      Section 16(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                           This Agreement shall continue until 11:59 PM (Eastern time) on December 31, 2014 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.”

2.                                      Miscellaneous.

(a)         Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)         As hereby amended and supplemented, the Agreement shall remain in full force and effect.  In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(c)          The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)          This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

TOUCHSTONE ADVISORS, INC.
On behalf of each Fund and its respective Portfolios as identified on Exhibit A attached to the Agreement

By:	/s/ Terrie Wiedenheft
Name:	Terrie Wiedenheft
Title:	Controller and Treasurer

By:	/s/ Steve Graziano
Name:	Steve Graziano
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Mary Jean Milner
Name:	Mary Jean Milner
Title:	Managing Director